UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2024

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39158	65-0847995
(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.15	APCXW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2024, AppTech Payments Corp., a Delaware Corporation (the “Company”), entered into a definitive agreement with a certain holder (the “Purchaser”) of its certain existing warrants (the “Existing Warrants”), for the exercise of the Existing Warrants to purchase an aggregate of 1,666,667 shares of its common stock having an exercise price of $2.74 per share and issued in October 2023, at a reduced exercise price of $0.70 per share (the “Warrant Inducement Agreement”). The issuance of the shares of common stock issuable upon exercise of the Existing Warrants is registered pursuant to an effective registration statement on Form S-3 (File No. 333-265526). The aggregate gross proceeds from the exercise of the Existing Warrants are expected to be approximately $1,166,666, before deducting placement agent fees and other offering expenses payable by the Company.

Pursuant to the Warrant Inducement Agreement, in consideration for the immediate exercise of the Existing Warrants for cash, the Company agreed to issue new unregistered warrants (the “New Warrants”) to purchase up to an aggregate of 3,333,334 shares of common stock (the “New Warrant Shares”) at an exercise price of $0.70 per share (the “Inducement Transaction”). The New Warrants will be exercisable six months following the date of issuance and have a term of five and one-half years from the date of issuance.

The Inducement Transaction is expected to close on or about August 30, 2024, subject to satisfaction of customary closing conditions. The Company expects to use the net proceeds from the transaction for working capital and general corporate purposes.

Pursuant to that certain engagement letter entered into between the Company and Rodman & Renshaw LLC (the “Placement Agent”), dated as of June 4, 2024, the Placement Agent has agreed, among other things, to serve as the exclusive Placement Agent for the Company for the Inducement Transaction. The Company has agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds from the exercise of the Existing Warrants, $75,000 for combined non-accountable expenses and legal fees of the Placement Agent and $15,950 for its clearing fee in connection with the Inducement Transaction.

The New Warrants and the New Warrant Shares described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the New Warrants and the New Warrant Shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”)covering the resale of the New Warrant Shares within 30 calendar days following the date of the Warrant Inducement Agreement and to use commercially reasonable efforts to cause the registration statement to become effective within 60 calendar days following the date of the Warrant Inducement Agreement (or in the case of a “full review” by the SEC, 90 calendar days following the date of the Warrant Inducement Agreement).

Pursuant to the Warrant Inducement Agreement, the Company is prohibited from entering into subsequent equity sales, subject to certain exceptions, for a 45-day period commencing on the closing date of the Inducement Transaction. Furthermore, the Company is prohibited from entering into any agreement to issue common stock or common stock equivalents involving a Variable Rate Transaction (as defined in the Warrant Inducement Agreement), subject to certain exceptions, for a six-month period commencing on the closing date of the Inducement Transaction.

In connection with the Inducement Transaction, the Company also entered into a warrant amendment agreement with the Purchaser to amend certain existing warrants to purchase up to 1,666,667 shares of common stock, previously issued in February 2023 and having an exercise price of $4.64 per share, such that the amended warrants will have a reduced exercise price of $0.70 per share and will expire five and one-half years following the closing of the Inducement Transaction.

The form of New Warrant and Warrant Inducement Agreement are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the form of New Warrant and Warrant Inducement Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, reference to such exhibits.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the New Warrants and the New Warrant Shares issuable thereunder are incorporated by reference into this Item 3.02.

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Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of New Warrant
10.1	Form of Warrant Inducement Agreement, dated August 28, 2024, by and between AppTech Payments Corp. and the Purchaser
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: August 29, 2024	By:	/s/ Luke D’Angelo
Luke D’Angelo
Chief Executive Officer

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